Exhibit 99.1

Air Lease Corporation Announces First Quarter 2020 Results

Los Angeles, California, May 7, 2020 — Air Lease Corporation (ALC) (NYSE: AL) announces financial results for the three months ended March 31, 2020.

“The impact of COVID-19 on the global airline and aerospace industries is unprecedented, and is only surpassed in importance by the human toll – our hearts go out to those affected. Our business has been impacted, yet we are making good progress with our many important customers on working through this situation. We are also adjusting our forward delivery schedules with Airbus and Boeing to reflect significant delays in deliveries as a result of temporary production halts and lower production rates. While we do expect continuing customer challenges, including possible airline bankruptcies and aircraft repossessions, our fleet is young, our global customer base is diversified, and our financial position is strong. We believe in the fundamentals of the global airline business and we are well positioned for the recovery that will take place,” said John L. Plueger, Chief Executive Officer and President.

“The operating environment for our airline customers is challenging in the near-term. We believe that as our customers work through these difficulties they will become increasingly attracted to leasing models to restore their fleet in an industry with fewer leasing players. With our diverse customer base, young fleet and strong financial staying power, our position in the industry will continue to strengthen. Environmental sustainability meanwhile will only continue to grow in importance, and we believe many government bailouts, especially in Europe, will be tied to some sort of sustainability goals. Our valuable orderbook for new aircraft will enable ALC to help our more than 100 global airline customers modernize and optimize their jet fleets, whenever older aircraft are retired from service,” said Steven F. Udvar-Házy, Executive Chairman of the Board.

First Quarter 2020 Results

•Revenues:

◦$511 million for the three months ended March 31, 2020, an increase of 9.7%

•Diluted earnings per share:

◦$1.17 for the three months ended March 31, 2020, a decrease of 4.9%

•Adjusted diluted earnings per share before income taxes:

◦$1.61 for the three months ended March 31, 2020, a decrease of 3.6%

•Margin:

◦Pre-tax profit margin of 33.6% for the three months ended March 31, 2020, compared to 37.5% for the same period in 2019

◦Adjusted pre-tax profit margin of 35.7% for the three months ended March 31, 2020, compared to 40.3% for the same period in 2019

•Return on common equity:

◦Pre-tax return on common equity of 13.8% for the trailing twelve months ended March 31, 2020, compared to 14.7% for the trailing twelve months ended March 31, 2019

◦Adjusted pre-tax return on common equity of 14.9% for the trailing twelve months ended March 31, 2020, compared to 15.9% for the trailing twelve months ended March 31, 2019

First Quarter 2020 Highlights

•Took delivery of eight aircraft from our order book and purchased one aircraft from the secondary market during the quarter, representing approximately $709 million in aircraft investments. As of March 31, 2020, we owned 300 aircraft in our operating lease portfolio with a net book value of $19.2 billion, a weighted average age of 3.7 years and a weighted average lease term remaining of 7.2 years.

•Placed 84% of our order book on long-term leases for aircraft delivering through 2022.

•Ended the quarter with a 90% first quarter Collection Rate(1) for our operating lease portfolio and a 99.7% Lease Utilization Rate(2).

•Ended the quarter with $28.8 billion in committed minimum future rental payments consisting of $14.2 billion in contracted minimum rental payments on the aircraft in our existing fleet and $14.6 billion in contracted minimum future rental payments related to aircraft on order.

•Issued $1.4 billion of Medium-Term Notes comprised of (i) $750 million due 2025 at a fixed rate of 2.30% and (ii) $650 million due 2030 at a fixed rate of 3.00%. In addition, we increased the capacity of our committed unsecured revolver by $250 million to $6.1 billion, ending the quarter with total liquidity of $6.3 billion.

•Declared a quarterly cash dividend of $0.15 per share of our outstanding Class A common stock on May 6, 2020. The dividend will be paid on July 9, 2020 to holders of record of our Class A common stock as of June 5, 2020.

Impact of COVID-19

The global pandemic resulting from the coronavirus (“COVID-19”) has disrupted some of our operations, the operations of our lessees, aircraft manufacturers and suppliers beginning in the first quarter of 2020. The COVID-19 pandemic has resulted in governmental authorities around the world implementing numerous measures to try to contain the virus. It is unclear how long these measures will remain in place, and if they will remain in place in some form for an extended period of time. Accordingly, we have experienced the following impacts to our business:

•As of May 7, 2020, most of our lessees have requested some form of accommodation. Each has been dealt with on a case-by-case basis. We have worked out accommodation arrangements with approximately 46% of our lessees, generally in the form of partial lease deferrals for payments due during the first and second quarter of 2020, typically with a short-term repayment period, with the majority of the deferrals repaid by the end of this year. In many cases, lease extensions were also negotiated as part of the deferral accommodations. We have agreed to defer approximately $125 million in lease payments which represents approximately 6% of our total revenue for fiscal year 2019.

•Our Collection Rate(1) for the first quarter of 2020 was 90%. In April of 2020, our Collection Rate for the month was 86%. We expect that our Collection Rate will remain under pressure while air travel is reduced in a number of countries. However, we do not anticipate that this will have a material impact on our liquidity position.

•Our Lease Utilization Rate(2) for the period ended March 31, 2020 was 99.7%. For the month of April 2020, our Lease Utilization Rate was 99.8%.

•While we have estimated our capital expenditures for the remainder of 2020 and beyond, given the current industry circumstances, our aircraft delivery schedule could be subject to material changes. In any case, such capital expenditures will be significantly less than what we previously communicated, which will slow down our revenue growth but will further increase our strong liquidity position.

•Due to reduced capital expenditures in aircraft investments, coupled with current industry conditions, we are minimizing aircraft sales for the remainder of the year.

•Some transitions of the Company’s aircraft from one lessee to another have been delayed. We expect challenges in aircraft transitions to continue, particularly while air travel is restricted in a number of countries.

•COVID-19 has caused disruption in the financial markets and has caused volatility and uncertainty in the bond market, but we believe that we will continue to have access to the unsecured debt markets. As a counter-balance, we maintain a significant liquidity position, with $6.3 billion in available liquidity as of March 31, 2020.

Given the dynamic nature of this situation, we cannot reasonably estimate the impacts of COVID-19 on our business, results of operations and financial condition for the foreseeable future.

(1)    Collection Rate is defined as the sum of cash collected from lease rentals and maintenance reserves, and includes cash recovered from outstanding receivables from previous periods, as a percentage of the total contracted receivables due for the period. The Collection Rate is calculated after giving effect to lease deferral arrangements made as of May 7, 2020.

(2)    The Lease Utilization Rate is calculated based on the number of days each aircraft was subject to a lease or letter of intent during the period, weighted by the net book value of the aircraft.

The following table summarizes our operating results for the three months ended March 31, 2020 and 2019 (in thousands, except per share amounts and percentages):

	Three Months Ended March 31,
	2020	2019	$ change	% change
Revenues	$511,387	$466,051	$45,336	9.7%
Income before taxes	$171,672	$174,944	$(3,272)	(1.9)%
Net income available to common stockholders	$133,307	$138,094	$(4,787)	(3.5)%
Adjusted net income before income taxes(1)	$182,785	$187,658	$(4,873)	(2.6)%
Diluted earnings per share	$1.17	$1.23	$(0.06)	(4.9)%
Adjusted diluted earnings per share before income taxes(1)	$1.61	$1.67	$(0.06)	(3.6)%

(1)

Adjusted net income before income taxes and adjusted diluted earnings per share before income taxes have been adjusted to exclude the effects of certain non-cash items, one-time or non-recurring items, that are not expected to continue in the future and certain other items. See note 1 under the Consolidated Statements of Income included in this earnings release for a discussion of the non-GAAP measures adjusted net income before income taxes and adjusted diluted earnings per share before income taxes and a reconciliation to their most comparable GAAP financial measures.

Revenues increased $45 million or 10% to $511 million for the three months ended March 31, 2020, as compared to the three months ended March 31, 2019. This increase was principally driven by the continued growth of our fleet, partially offset by a reduction in end of lease revenue recognized in the period as compared to the same period in the prior year.  During the three months ended March 31, 2019, we recognized $20 million in end of lease revenue in connection with an airline bankruptcy whereas we did not recognize any end of lease revenue in the current period.

Income before taxes decreased $3 million or 2% to $172 million for the three months ended March 31, 2020, as compared to the three months ended March 31, 2019. The decrease was principally driven by the reduction in end of lease revenue, partially offset by the continued growth of our fleet.

Flight Equipment Portfolio

Our owned fleet grew by 2.8% to a net book value of $19.2 billion as of March 31, 2020 compared to $18.7 billion as of December 31, 2019.  As of March 31, 2020, our fleet was comprised of 300 aircraft in our operating lease portfolio, a weighted-average age and a weighted-average remaining lease term of 3.7 years and 7.2 years, respectively, and 82 managed aircraft.  As of March 31, 2020, we had a globally diversified customer base of 108 airlines in 61 countries.

During the quarter ended March 31, 2020, we took delivery of eight aircraft from our order book, purchased one aircraft from the secondary market and sold three aircraft from our held for sale portfolio, ending the quarter with 300 owned aircraft in our operating lease portfolio.  Approximately 75% of the net book value of our fleet were leased to flag carriers or airlines that have some form of governmental ownership.

The following table summarizes the key portfolio metrics of our flight equipment subject to operating lease as of March 31, 2020 and December 31, 2019:

	March 31, 2020	December 31, 2019
Aggregate fleet net book value	$19.2 billion	$18.7 billion
Weighted-average fleet age(1)	3.7 years	3.5 years
Weighted-average remaining lease term(1)	7.2 years	7.2 years

Owned fleet(2)	300	292
Managed fleet(2)	82	83
Aircraft on order	399	413
Aircraft purchase options(3)	25	70
Total	806	858

Current fleet contracted rentals	$14.2 billion	$14.1 billion
Committed fleet rentals	$14.6 billion	$15.0 billion
Total committed rentals	$28.8 billion	$29.1 billion

(1)    Weighted-average fleet age and remaining lease term calculated based on net book value.

(2)    As of March 31, 2020 and December 31, 2019, we had five and eight aircraft, respectively, classified as flight equipment held for sale which are included in Other assets on the Consolidated Balance Sheet.  All of these aircraft are excluded from the owned fleet count and included in our managed fleet count.

(3)    As of March 31, 2020, we had options to acquire up to 25 Airbus A220 aircraft. As of December 31, 2019, we had options to acquire up to 45 Boeing 737-8 MAX aircraft, that have since expired without being exercised, and up to 25 Airbus A220 aircraft.

The following table details the regional concentration of our flight equipment subject to operating leases:

	March 31, 2020	December 31, 2019
Region	% of Net Book Value	% of Net Book Value
Europe	29.2%	29.0%
Asia (excluding China)	27.7%	26.7%
China	15.0%	15.7%
The Middle East and Africa	12.1%	12.0%
Central America, South America and Mexico	5.8%	6.0%
U.S. and Canada	5.1%	5.3%
Pacific, Australia and New Zealand	5.1%	5.3%
Total	100.0%	100.0%

The following table details the composition of our flight equipment subject to operating leases by aircraft type:

	March 31, 2020		December 31, 2019
Aircraft type	Number of Aircraft	% of Total	Number of Aircraft	% of Total
Airbus A319-100	1	0.3%	1	0.3%
Airbus A320-200	21	7.0%	21	7.2%
Airbus A320-200neo	15	5.0%	13	4.5%
Airbus A321-200	28	9.3%	28	9.6%
Airbus A321-200neo	39	13.1%	35	12.0%
Airbus A330-200	12	4.0%	12	4.1%
Airbus A330-300	8	2.7%	7	2.4%
Airbus A330-900neo	7	2.3%	7	2.4%
Airbus A350-900	10	3.3%	10	3.4%
Boeing 737-700	4	1.3%	4	1.4%
Boeing 737-800	85	28.4%	85	29.1%
Boeing 737-8 MAX	15	5.0%	15	5.1%
Boeing 767-300ER	—	—%	1	0.3%
Boeing 777-200ER	1	0.3%	1	0.3%
Boeing 777-300ER	24	8.0%	24	8.2%
Boeing 787-9	23	7.7%	23	8.0%
Boeing 787-10	6	2.0%	4	1.4%
Embraer E190	1	0.3%	1	0.3%
Total	300	100.0%	292	100.0%

Debt Financing Activities

We ended the first quarter of 2020 with total debt financing, net of discounts and issuance costs, of $14.4 billion, resulting in a debt to equity ratio of 2.51:1.

Our debt financing was comprised of unsecured debt of $14.2 billion representing 97.6% of our debt portfolio as of March 31, 2020 as compared to 96.6% as of December 31, 2019.  Our fixed rate debt represented 86.4% of our debt portfolio as of March 31, 2020 as compared to 88.4% as of December 31, 2019.  Our composite cost of funds decreased to 3.16% as of March 31, 2020 as compared to 3.34% as of December 31, 2019.

During the three months ended March 31, 2020, we issued $1.4 billion of Medium-Term Notes comprised of (i) $750 million due 2025 at a fixed rate of 2.30% and (ii) $650 million due 2030 at a fixed rate of 3.00%. In addition, we increased the aggregate capacity of our committed unsecured revolving credit facility by $250 million to $6.1 billion, ending the quarter with total liquidity $6.3 billion. On May 5, 2020, commitments totaling approximately $93 million of our committed unsecured revolving credit facility matured. As of May 7, 2020, after giving effect to the commitments that matured on May 5, 2020, the aggregate capacity of our committed unsecured revolving credit facility was approximately $6.0 billion.

Our debt financing was comprised of the following at March 31, 2020 and December 31, 2019 (dollars in thousands):

	March 31, 2020	December 31, 2019
Unsecured
Senior notes	$12,834,333	$12,357,811
Term financings	877,950	883,050
Revolving credit facility	515,000	20,000
Total unsecured debt financing	14,227,283	13,260,861
Secured
Term financings	322,320	428,824
Export credit financing	29,947	31,610
Total secured debt financing	352,267	460,434

Total debt financing	14,579,550	13,721,295
Less: Debt discounts and issuance costs	(164,929)	(142,429)
Debt financing, net of discounts and issuance costs	$14,414,621	$13,578,866
Selected interest rates and ratios:
Composite interest rate(1)	3.16%	3.34%
Composite interest rate on fixed-rate debt(1)	3.31%	3.39%
Percentage of total debt at fixed-rate	86.41%	88.40%

(1)	This rate does not include the effect of upfront fees, facility fees, undrawn fees or amortization of debt discounts and issuance costs.

Conference Call

In connection with this earnings release, Air Lease Corporation will host a conference call on May 7, 2020 at 4:30 PM Eastern Time to discuss the Company's financial results for the first quarter of 2020.

Investors can participate in the conference call by dialing (855) 308-8321 domestic or (330) 863-3465 international. The passcode for the call is 8137979.

The conference call will also be broadcast live through a link on the Investor Relations page of the Air Lease Corporation website at www.airleasecorp.com. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the broadcast will be available on the Investor Relations page of the Air Lease Corporation website.

For your convenience, the conference call can be replayed in its entirety beginning at 7:30 PM ET on May 7, 2020 until 7:30 PM ET on May 14, 2020. If you wish to listen to the replay of this conference call, please dial (855) 859-2056 domestic or (404) 537-3406 international and enter passcode 8137979.

About Air Lease Corporation (NYSE: AL)

Air Lease Corporation is a leading aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. ALC routinely posts information that may be important to investors in the "Investors" section of ALC's website at www.airleasecorp.com.  Investors and potential investors are encouraged to consult the ALC website regularly for important information about ALC. The information contained on, or that may be accessed through, ALC's website is not incorporated by reference into, and is not a part of, this press release.

Contact

Investors:
Mary Liz DePalma Vice President, Investor Relations Email: investors@airleasecorp.com

Jason Arnold Assistant Vice President, Finance Email: investors@airleasecorp.com

Media:
Laura Woeste Senior Manager, Media and Investor Relations Email: press@airleasecorp.com

Ashley Arnold Manager, Media and Investor Relations Email: press@airleasecorp.com

Forward-Looking Statements

Statements in this press release that are not historical facts are hereby identified as “forward-looking statements,” including any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. These statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such statements, including as a result of the following factors, among others:

•	the extent to which the coronavirus (“COVID-19”) pandemic and measures taken to contain its spread ultimately impact our business, results of operation and financial condition;
•

our inability to obtain additional financing on favorable terms, if required, to complete the acquisition of sufficient aircraft as currently contemplated or to fund the operations and growth of our business;

•	our inability to obtain refinancing prior to the time our debt matures;
•	our inability to make acquisitions of, or lease, aircraft on favorable terms;
•	our inability to sell aircraft on favorable terms or to predict the timing of such sales;
•	impaired financial condition and liquidity of our lessees;
•	changes in overall demand for commercial aircraft leasing and aircraft management services;
•	deterioration of economic conditions in the commercial aviation industry generally;
•	potential natural disasters and terrorist attacks and the amount of our insurance coverage, if any, relating thereto;
•	increased maintenance, operating or other expenses or changes in the timing thereof;
•	changes in the regulatory environment, including tariffs and other restrictions on trade;
•	our inability to effectively oversee our managed fleet;
•

the failure of any manufacturer to meet its contractual aircraft delivery obligations to us, including or as a result of technical or other difficulties with aircraft before or after delivery, resulting in our inability to deliver the aircraft to our lessees;

•

other factors affecting our business or the business of our lessees and manufacturers that are beyond our or their control, including natural disasters, pandemics (such as COVID-19) and measures taken to contain its spread, and governmental actions; and

•

the factors discussed under “Part I – Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2019, “Part II – Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and other SEC filings, including future SEC filings.

The factors noted above and the risks in our other SEC filings may be increased or intensified as a result of the COVID-19 pandemic, including if there is a resurgence of the COVID-19 virus after the initial outbreak subsides.  The extent to which the COVID-19 outbreak ultimately impacts our business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted.  See the risk factor in “Part II — Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, “The coronavirus (COVID-19) pandemic and related efforts to mitigate the pandemic have impacted our business, and the extent to which the COVID-19 pandemic and measures taken to contain its spread ultimately impact our business will depend on future developments, which are highly uncertain and are difficult to predict.”  All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

###

Air Lease Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value amounts)

	March 31, 2020	December 31, 2019
	(unaudited)
Assets
Cash and cash equivalents	$732,719	$317,488
Restricted cash	20,662	20,573
Flight equipment subject to operating leases	21,976,429	21,286,154
Less accumulated depreciation	(2,754,068)	(2,581,817)
	19,222,361	18,704,337
Deposits on flight equipment purchases	1,576,508	1,564,188
Other assets	1,130,095	1,102,569
Total assets	$22,682,345	$21,709,155
Liabilities and Shareholders’ Equity
Accrued interest and other payables	$491,251	$516,497
Debt financing, net of discounts and issuance costs	14,414,621	13,578,866
Security deposits and maintenance reserves on flight equipment leases	1,122,957	1,097,061
Rentals received in advance	134,779	143,692
Deferred tax liability	782,368	749,495
Total liabilities	$16,945,976	$16,085,611
Shareholders’ Equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized; 10,000,000 shares of 6.150% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A (aggregate liquidation preference of $250,000) issued and outstanding at March 31, 2020 and December 31, 2019, respectively	100	100
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 113,639,911 and 113,350,267 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	1,136	1,134
Class B non-voting common stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	—	—
Paid-in capital	2,775,640	2,777,601
Retained earnings	2,962,368	2,846,106
Accumulated other comprehensive loss	(2,875)	(1,397)
Total shareholders’ equity	$5,736,369	$5,623,544
Total liabilities and shareholders’ equity	$22,682,345	$21,709,155

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share, per share amounts and percentages)

	Three Months Ended March 31,
	2020	2019
	(unaudited)
Revenues
Rental of flight equipment	$496,687	$455,739
Aircraft sales, trading and other	14,700	10,312
Total revenues	511,387	466,051

Expenses
Interest	107,541	89,220
Amortization of debt discounts and issuance costs	10,528	8,540
Interest expense	118,069	97,760

Depreciation of flight equipment	188,895	159,471
Selling, general and administrative	28,322	29,702
Stock-based compensation	4,429	4,174
Total expenses	339,715	291,107

Income before taxes	171,672	174,944
Income tax expense	(34,521)	(36,850)
Net income	$137,151	$138,094
Preferred stock dividends	(3,844)	—
Net income available to common stockholders	$133,307	$138,094

Earnings per share of common stock
Basic	$1.17	$1.24
Diluted	$1.17	$1.23
Weighted-average shares outstanding
Basic	113,471,945	111,018,279
Diluted	113,785,028	112,380,856

Other financial data
Pre-tax profit margin	33.6%	37.5%
Adjusted net income before income taxes(1)	$182,785	$187,658
Adjusted pre-tax profit margin(1)	35.7%	40.3%
Adjusted diluted earnings per share before income taxes(1)	$1.61	$1.67
Pre-tax return on common equity (trailing twelve months)	13.8%	14.7%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	14.9%	15.9%

(1)

Adjusted net income before income taxes (defined as net income available to common stockholders excluding the effects of certain non-cash items, one-time or non-recurring items,  that are not expected to continue in the future and certain other items), adjusted pre-tax profit margin (defined as adjusted net income before income taxes divided by total revenues), adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes divided by the weighted average diluted common shares outstanding) and adjusted pre-tax return on common equity (defined as adjusted net income before income taxes divided by average common shareholders' equity) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income available to common stockholders, pre-tax profit margin, earnings per share, diluted earnings per share and pre-tax return on common equity, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Management and our board of directors use adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity to assess our consolidated financial and operating performance.  Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items from our operating results.  Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity do not reflect our cash expenditures or changes in our cash requirements for our working capital needs.  In addition, our calculation of adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity may differ from the adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share, per share amounts and percentages)

and adjusted pre-tax return on common equity or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following tables show the reconciliation of net income available to common stockholders to adjusted net income before income taxes and adjusted pre-tax profit margin (in thousands, except percentages):

	Three Months Ended March 31,
	2020	2019
	(unaudited)
Reconciliation of net income available to common stockholders to adjusted net income before income taxes and adjusted pre-tax profit margin:
Net income available to common stockholders	$133,307	$138,094
Amortization of debt discounts and issuance costs	10,528	8,540
Stock-based compensation	4,429	4,174
Provision for income taxes	34,521	36,850
Adjusted net income before income taxes	$182,785	$187,658

Total revenues	$511,387	$466,051
Adjusted pre-tax profit margin(1)	35.7%	40.3%

(1)	Adjusted pre-tax profit margin is adjusted net income before income taxes divided by total revenues.

The following table shows the reconciliation of net income available to common stockholders to adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended March 31,
	2020	2019
	(unaudited)
Reconciliation of net income available to common stockholders to adjusted diluted earnings per share before income taxes:
Net income available to common stockholders	$133,307	$138,094
Amortization of debt discounts and issuance costs	10,528	8,540
Stock-based compensation	4,429	4,174
Provision for income taxes	34,521	36,850
Adjusted net income before income taxes	$182,785	$187,658
Weighted-average diluted common shares outstanding	113,785,028	112,380,856
Adjusted diluted earnings per share before income taxes	$1.61	$1.67

The following table shows the reconciliation of net income available to common stockholders to adjusted pre-tax return on common equity (in thousands, except percentages):

	Trailing Twelve Months Ended March 31,
	2020	2019
	(unaudited)
Reconciliation of net income available to common stockholders to adjusted pre-tax return on common equity:
Net income available to common stockholders	$570,376	$538,278
Amortization of debt discounts and issuance costs	38,679	33,224
Stock-based compensation	21,000	18,220
Provision for income taxes	146,235	135,485
Adjusted net income before income taxes	$776,290	$725,207

Common shareholders' equity as of the beginning of the period	$4,923,817	$4,226,623
Common shareholders' equity as of the end of the period	5,486,369	4,923,817
Average common shareholders' equity	$5,205,093	$4,575,220

Adjusted pre-tax return on common equity	14.9%	15.9%

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2020	2019
	(unaudited)
Operating Activities
Net income	$137,151	$138,094
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	188,895	159,471
Stock-based compensation	4,429	4,174
Deferred taxes	33,302	36,825
Amortization of debt discounts and issuance costs	10,528	8,540
Amortization of prepaid lease costs	10,454	7,180
Gain on aircraft sales, trading and other activity	(5,554)	(17,167)
Changes in operating assets and liabilities:
Other assets	(88,411)	(93,788)
Accrued interest and other payables	(47,858)	20,789
Rentals received in advance	(8,913)	(2,869)
Net cash provided by operating activities	234,023	261,249
Investing Activities
Acquisition of flight equipment under operating lease	(511,232)	(725,300)
Payments for deposits on flight equipment purchases	(174,589)	(305,284)
Proceeds from aircraft sales, trading and other activity	65,070	247,264
Acquisition of aircraft furnishings, equipment and other assets	(51,576)	(111,162)
Net cash used in investing activities	(672,327)	(894,482)
Financing Activities
Issuance of common stock upon exercise of options	2,025	440
Cash dividends paid on Class A common stock	(17,003)	(14,421)
Preferred dividends paid	(3,844)	—
Tax withholdings on stock-based compensation	(8,413)	(3,587)
Net change in unsecured revolving facility	495,000	225,000
Proceeds from debt financings	1,449,873	995,779
Payments in reduction of debt financings	(1,093,268)	(896,098)
Net proceeds from preferred stock issuance	—	242,241
Debt issuance costs	(2,902)	(2,455)
Security deposits and maintenance reserve receipts	50,083	73,145
Security deposits and maintenance reserve disbursements	(17,927)	(11,567)
Net cash provided by financing activities	853,624	608,477
Net increase/(decrease) in cash	415,320	(24,756)
Cash, cash equivalents and restricted cash at beginning of period	338,061	322,998
Cash, cash equivalents and restricted cash at end of period	$753,381	$298,242
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $13,261 and $16,226 at March 31, 2020 and 2019, respectively	$141,060	$137,481
Cash paid for income taxes	$2,149	$25
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest and deposits on flight equipment purchases applied to acquisition of flight equipment	$191,318	$298,962
Cash dividends declared on Class A common stock, not yet paid	$17,046	$14,445